EXHIBIT 10.4

LICENSE AGREEMENT

BETWEEN

MSW PATENTS, INC.

AND

FULL CIRCLE INDUSTRIES, INC.

LICENSE AGREEMENT

This Agreement (“Agreement”) is made as of the 15th day of May, 2006 (“Effective Date”), between MSW Patents, Inc., a company duly incorporated under the Jaws of the State of Alabama, U.S.A., and having its principal place of business at 4502 Pine Lake Drive, terry, Mississippi (“Licensor”), and Full Circle Industries, Inc., a company duly incorporated under the laws of the State of Nevada, U.S.A., and having its principal place of business at 27368 Via Industria, Suite 113, Temecula, California, and its Affiliates (hereinafter, collectively referred to as “Licensee”)

WHEREAS, Licensor is the owner of U.S. Patent No. 6,397,492 for an apparatus and method for processing municipal solid waste; and

WHEREAS, Licensee wishes to license U.S. Patent No. 6,397,492 for the processing of municipal solid waste.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

1. DEFINITONS -

For purposes of this Agreement, the following definitions shall apply:

1.1 Affiliates. The tern “Affiliates” means any corporation, partnership, joint venture or other entity directly controlling, controlled by or under common control with Licensee; as used herein, the term “control” means possession of the power to direct, or cause the direction of the management and policies of a corporation or other entity whether through the ownership of voting securities, by contract or otherwise.

1.2 License Date. “License Date” shall mean the date on which Licensor grants to Licensee an exclusive License to the Patent, as defined below, in a county pursuant to Section 2.3 or pursuant to Section 3.3. Upon the License Date, such county would thenceforth be included in the Territory, as defined below.

1.3 Patent.“Patent” shall mean U.S. Patent No. 6,397,492 issued June 4,2002 for an apparatus and method for processing municipal solid waste, described in further detail in Exhibit A. together with all applications for patent or 111cc protection on said invention and all patents or like protection that may in the future be granted on said invention in the United States of America and all substitutions for and divisions, continuations, continuations in part, renewals, reissues, extensions and the like on said applications and patents. Patent shall include any confidential information and/or know how relating to the invention of the patent, including, but not limited to, Vessel drawings, as defined below, technical schematics of Vessel operations, and any improvements thereof for which Licenser gains a proprietary interests by any means.

1.4 Sublicensing Revenue. “Sublicensing Revenue” shall mean all cash, sublicensing fees, royalties and all other payments and the cash equivalent thereof paid to Licensee by any sublicensee of Licensee of its rights hereunder.

1.5 Territory. “Territory” shall mean each county, as defined by the state in which the county is located, in the United States of America to which Licensee has the exclusive right to use the Patent pursuant to this Agreement.

1.6  Vessel. “Vessel” shall mean the apparatus used for processing municipal solid waste as identified in the Patent.

2. GRANT OF EXCLUSIVE LICENSE

2.1 Grant of Exclusive License. Subject to the limitations, terms and conditions of this Agreement, Licenser hereby grants to Licensee during the term of this Agreement an exclusive license to use the Patent in the Territory. During the term of this Agreement, Licensor agrees not to use the Patent in any Territory in any way.

2.2 Vessel(s). The license shall include the right of Licensee to build and operate as many Vessels as Licensee deems necessary for each county in the territory.

2.3 Right of First Refusal. In the event that Licensor receives a bona fide offer from a third party (“Bona Fide Offer”) to license the Patent in any county not already included in the Territory, Licensor shall provide Licensee written notice of the Bona Fide Offer within ten (10) days of receipt of such offer (“Notice of Offer”) and Licensor shall provide Licensee the right to license on the same terms as the Bona Fide Offer (“Right of First Refusal”). The Notice of Offer shall specify the terms of the Bona Fide Offer, including but not limited to, territory, licensing fees, and term. Licensee shall have thirty (30) days from the date Licensee receives the Notice of Offer to exercise the Right of First Refusal to license the Patent on the same terms as the Bona Fide Offer. In the event that Licensee exercises the Right of First Refusal, Licensee shall provide written notice to Licenser stating that it chooses to exercise the Right of First Refusal no later than thirty (30) days from the date Licensee receives the Notice of Offer. In the event that Licensee does not exercise the Right of First Refusal within thirty (30) days from the date Licensee receives the Notice of Offer, Licensor may license the Patent to a third party on the same terms as the Bona Fide Offer within thirty (30) days of the expiry of the Right of First Refusal. If Licenser does not sign an agreement with a third party on the same terms as the Bona Fide Offer within thirty (30) days of the expiry of the Right of First Refusal, then any offer from a third party shall be subject to this Section 2.3.

2.3.1 Licensor agrees not to enter any direct license with any one of the following: (1) World Waste International and all affiliates, (2) Dr. Michael Eley, Don Malley and Die-Products International and all affiliates, unless pursuant to Section 13.1 of this agreement.

2.4 Sublicense. Licensee shall have the right to sublicense the Patent with the written approval of the Licensor, which approval shall not be unreasonably withheld.

3,  NOTICE OF SITE SELECTION

3.1 Licensee shall provide Licensor with written notice of a county which Licensee desires to include in the Territory and the number of Vessels Licensee would license for that county, Licensee shall have the right to provide such notice for any county in the United States not already subject to a license for the Patent.

3.2 Upon receipt of notice from Licensee pursuant to Section 3.1, Licenser shall not enter an agreement to license the patent to a third party for a period of ninety (90) days.

3.3 Licensee shall have ninety (90) days from the receipt of notice pursuant to Section 3.1 by Licensor to purchase a license for the noticed county (ies) under the terms of this Agreement. In the event that Licensee does not purchase a license for the noticed county(ies) within ninety (90) days from receipt of the notice pursuant to Section 3.1 by Licenser, Licenser may grant a license for the Patent in the noticed county(ies) to a third party. Any such license to a third party shall not be subject to Section 2.3 if the license with a third party is entered less than one hundred and eighty (180) days after Licensor receives notice provided in Section 3.1. On or after one hundred and eighty (180) days after Licensor receives notice as provided in Section 3.1, any such license shall be subject to Section 2.3.

4. FEES, ROYALTY, and PAYMENTS

4.1 Base Fee. Licensee shall pay Licensor Twenty Five Thousand Dollars ($25,000) as consideration for entering this Agreement. Such payment shall be due at closing.

4.2 Vessel Fee. Licensee agrees to pay to Licensor a fee of Twenty Five Thousand Dollars ($25,000) for each Vessel built by Licensee pursuant to this Agreement. Such payment shall be paid to Licensor as follows:

(a) Twelve Thousand Five Hundred Dollars ($12,500) shall be paid upon the License Date for such Vessel(s); and

(b) Twelve Thousand Five Hundred Dollars ($12,500) shall be paid upon the later of (i) completion of construction of the Vessel(s) or (ii) eighteen (18) months after the License Date.

4.3 Royalty. Licensee agrees to pay to Licensor a royalty of Twenty Five Cents ($0.25) per ton of municipal solid waste processed using the Vessel(s). Royalties shall be computed no later than thirty (30) days from the last day of each month in which the Vessel(s) is/are operated. Such royalties shall be paid to Licensor no later than forty (40) days from the last day of each month in which the Vessel(s) is/are operated. Such royalties shall be paid on a monthly basis.

4.4 Sublicensing Revenue. In the event that Licensee sublicenses its rights hereunder pursuant to Section 2.4, Licensee shall continue to pay Licensor the royalties that Licenser would be entitled to pursuant to Section 43 if Licensee operated the sublicensed Vessel(s). Such portion of the Sublicensing Revenue shall be computed no later than thirty (30) days from the last day of each month in which the sublicensed Vessel(s) is/are operated. Such share of the Sublicensing Revenue shall be paid to Licensor no later than forty (40) days from the last day of each month in which the sublicensed Vessel(s) is/are operated. Such share of the Sublicensing Revenue shall be paid on a monthly basis.

4.5 Payment. All royalty and any other payments shall be made in United States currency. The symbol $ shall mean United States dollars. All royalty payments shall be made to Licenser by the Licensee at such place as may be directed by Licensor.

4.6 Penalty for Late Payment. In the event that Licensee’s payment is not postmarked within ten (10) days of the date such payment is due pursuant to Section 4.2 and/or 4.3, Licensee shall pay Licensor a penalty of Thirty Five Dollars ($35) for each day the first time that payment is late. The penalty for Late payment shall increase by Five Dollars ($5) each time Licensee’s payment is late thereafter.

4.7  Credit. In the event Licensee purchases the Patent from Licensor, all payments to Licensor pursuant to Sections 4.1 and 4.2 shall be credited to the purchase price of the Patent.

5. REPORTS/ AUDITS

5.1 Books, Records. Licensee, during the term of this Agreement and for two (2) years thereafter, shall keep at its usual place of business true and particular accounts and records of the processing of municipal solid waste and of all royalties paid or payable hereunder and shall maintain its records in accordance with generally accepted accounting principles.

5.2 Audit. Licensor and its duly authorized representatives shall have the right, at Licensor’s expense, to audit the books and records maintained by Licensee pursuant to Section 5.1 semi-annually during business hours and upon reasonable notice to Licensee. Such audit shall include the right to inspect and audit the accounts and records of Licensee relating to the processing of municipal solid waste using the Vessel(s) and all other matters, directly or indirectly, relevant to the calculation of the amount of royalty due, and such representatives shall be entitled to take copies of or extracts from any such records. Should the results of the audit discover an underpayment of royalties, Licensee shall pay the amount of underpayment to Licensor within ten (10) days. Should the results of the audit discover an underpayment of royalties of three percent (3%) or more, Licensee shall promptly pay all the costs of such audit to Licensor provided, however, that Licensee’s liability for such costs shall not exceed Five Thousand Dollars ($5,000.00) for any audit.

5.3 Right to Accounting. In the event that there is a dispute as to the royalty amount due pursuant to Section 4.3, Licensee shall provide a written explanation and accounting of the amount due. In the event that the accounting reveals that the amount due is more than the amount paid, then Licensee shall pay Licensor the difference between the amount paid and the amount due within ten (10) days following the determination of the correct amount. In the event that the accounting reveals that the amount due is less than the amount paid, then Licensor shall credit against the following month’s royalty payment at the election of the Licensee.

5.4 Right to Copies. Licensor shall have the right to make reasonable requests for copies of reports and records relating to the calculation of the amount of royalty due and Licensee shall have a reasonable amount of time to comply with such request.

6. NON-DISCLOSURE!/PATENT

6.1 Definition. Licensee acknowledges that all information of any kind, and which has commercial or economic value in the business in which Licensor is engaged including, but not limited to, all know-how, patterns, designs, sizing, specifications, production methods and techniques, and directions and standards for manufacturing and packaging and marketing information, if any, furnished by Licensor to Licensee during the term of this Agreement is proprietary to Licensor and is a trade secret of a highly confidential and secret nature (“Licenser Confidential Information”). The term Licenser Confidential Information does not include any of the items identified in the preceding sentence which (i) were known to Licensee at the time of their disclosure to Licensee by Licensor, (ii) were or become publicly known or generally available through no wrongful act of Licensee, its agents or employees, (iii) Licensee can reasonably demonstrate was independently developed by Licensee without use of the Patent, or (iv) Licensee shall be compelled to disclose by law or legal process. Licensor shall from time to time give Licensee written notice of any information which Licensor considers to be Licensor Confidential Information.

6.2 Non-Disclosure, All such Licensor Confidential Information is given and received in strict confidence and is to be used by Licensee solely for the purpose of carrying out this Agreement. With the exception of communication with a sublicense pursuant to Section 2.4 or any other communication with third parties or employees of Licensee in furtherance of the Licensee’s rights under this Agreement, Licensee shall keep in strict confidence such information and shall not reveal, disclose, sell, or transfer any part of such information, directly or indirectly, to any third party.

6.3 Protection, In the performance of its obligations under this Section 6, Licensee shall at its own cost take all reasonable precautions and steps to protect such Licensor Confidential Information.

6.4 Survival. Licensee’s obligations set forth in the section 6 shall survive and remain in effect after the expatriation of termination of this agreement.

6.5 Patent Ownership. All right, title, and interest in the Patent shall remain the property of Licensor.

6.6 Maintenance of Patent. Licensor shall have the obligation to maintain the Patent with the United States Patent and Trademark Office.

7, INFRINGEMENT

7.1 Notification. Licensor shall notify Licensee and Licensee shall notify Licensor of any suspected infringement of the Patent, including, but not limited to, any claims in the Patent or misuse, misappropriation, or theft or of any infringement suits that may be brought against any party to this Agreement within ten (10) days after learning of the existence thereof.

7.2 Enforcement of Patent. Licensor shall have the right, but not the obligation, to enforce the Patent. Licensee shall have the priority right over Licenser to enforce the Patent within the Territory. Li the event that Licensee brings an action to enforce the Patent, Licensor shall not have the right to participate in such action unless such participation is requested by Licensee or Licenser is legally required to participate. Licensee will have the exclusive right to settle any action Within a Territory licensed to Licensee on terms satisfactory to Licensee. Should either party commence an action under this Section 7.2 and thereafter elect to abandon the same, it shall give timely notice to the other party who may, if it so desires, continue prosecution of such action or proceeding to enforce the Patent.

7.3 Licensor Attorneys’ Fees. In the event that Licensor is required to participate in an enforcement action brought by Licensee, Licensee shall reimburse Licensor for any reasonable attorneys’ fees incurred by Licenser pursuant to Section 7.2. In the event that Licensee is required to participate in an enforcement action brought by Licensor, Licenser shall reimburse Licensee for any reasonable attorneys’ fees incurred by Licensee pursuant to Section

7.2. In the event that Licenser or Licensee receives any monetary proceeds from the enforcement of the Patent, whether such proceeds are in the form of a settlement, an arbitration award, or a judgment, such proceeds shall first go to Licenser for reimbursement of reasonable attorneys’ fees. Licensee shall reimburse Licensor for any reasonable attorneys’ fees not covered by any monetary proceeds from the enforcement of the Patent.

7.4 Proceeds of Patent Enforcement. In an enforcement action brought by Licensee, after reimbursement to Licensor of reasonable attorneys’ fees pursuant to Section 7.3, any remaining monetary proceeds from the enforcement of the Patent, whether such proceeds are in the form of a settlement, an arbitration award, or a judgment, shall first go to Licensor for royalties pursuant to Section 4.3 or 4.4 based upon the economic loss in the form of lost tonnage identified in the settlement, arbitration award, or judgment due to the Patent infringement. Any proceeds in excess of the royalties owed to Licensor pursuant to Section 4.3 or 4.4, as described above, shall be the sole property of Licensee. If lost tonnage is not readily determinable in any settlement, then the lost tonnage based upon the three (3) months prior to the infringement shall be used to determine the post infringement loss.

8. REPRESENTATIONS AND WARRANTIES

8.1 By Licensee. Licensee represents and warrants to Licensor, as follows:

(a) Licensee is a corporation duly organized, validly existing and in good standing under the laws of Nevada;

(b) Licensee possesses all necessary corporate power and authority to enter into and perform its obligations under this Agreement; Licensee has taken all necessary action, corporate or otherwise to authorize the execution, delivery and performance of this Agreement; and

(c) this Agreement is the valid and binding obligation of Licensee in accordance with its terms.

Licensee agrees promptly to inform Licensor of any material changes which affect any such representation and warranty.

8.2 By Licensor. Licenser represents and warrants to Licensee as follows:

(a) Licensor is a corporation duly organized, validly existing and in good standing under the laws of Alabama;

(b) Licensor has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and, Licensor has taken all necessary action, corporate or otherwise, to authorize the execution, delivery, and performance of this Agreement;

(c) this Agreement is the valid and binding obligation of Licensor in accordance with its terms;

(d) Licensor is the sole owner of all right, title and interest in the Patent and has not licensed or assigned any of the Patent for Use by any third party;

(e) The Patent is free and clear of all liens, mortgages, security interests or other encumbrances and restrictions;

(f) To the best of Licensor’s knowledge, use of the Patent, including use of the Vessels, will not infringe on the intellectual property rights of others;

(g) To the best of Licenser’s knowledge, the Patent is valid and enforceable;

(h) To the best of Licenser’s knowledge, Licensor has not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate the Patent or hinder its enforcement;

(i) To the best of Licensor’s knowledge, there are no claims of infringement and Licensor has not put anyone on notice for infringement of the Patent by any third parties;

(j)  To the best of Licensor’s knowledge, there are no known claims, judgments or settlements relating to the Patent to be paid by the Licensor;

(k)  To the best of Licensor’s knowledge, the Patent has not been, is not currently the subject of, and is not threatened with, any reexamination, reissue procedure, interference proceeding or similar proceeding; and

(1) Licensor does not make any claims, warranties or representations beyond those stated in the Patent and Licensor will not be involved in the use of the Patent beyond assisting in Licensee’s understanding thereof.

Licensor agrees promptly to inform Licensee of any material changes which affect any such representation and warranty.

9. THIRD PARTY INDEMNIFICATION

9.1 Licensee Indemnification. Licensee agrees to indemnify’, defend and hold harmless Licensor and its officers, directors, shareholders, employees, representatives and agents from arid against any and all actions, claims, damages and liabilities made by or of third parties resulting directly or indirectly from or arising out of or in connection with the exercise by Licensee of its rights under this Agreement, with the exception of any allegation of patent infringement related to Licensee’s use of the Patent, or the full or partial failure by Licensee to comply with the terms of this Agreement, including, without limitation, all reasonable attorneys’ fees, expert witness fees and other fees, costs and expenses incurred in defending such claims. As used in this Section 9, “Licensee” shall include Licensee or any of its agents, representatives, employees, subcontractors or sub-licensees whether or not authorized under this Agreement. Licensee should rely upon its legal counsel to determine this liability.

9.2 Licensor indemnification, Licensor agrees to indemnify, defend and hold harmless Licensee and its officers, directors, shareholders, employees, representatives and agents from and against any and all actions, claims, damages and liabilities by or of third parties resulting directly or indirectly from or arising out of or in connection with Licensee’s (or its agents, representatives, employees, contractors, subcontractors or sub-licensees) right to use or right to enforce the Patent or for any failure by Licensor (or its agents, representatives, employees, subcontractors or sublicensees, whether or not authorized under this Agreement) to comply with the terms of this Agreement, including, without limitation, all reasonable attorneys’ tees, expert witness fees and other fees, costs and expenses incurred in defending such claims.

9.3 Survival. The obligations set forth in this Section 9 shall survive the termination of this Agreement.

10. TERMINATION; EXPIRATION

10.1 Term. Unless otherwise terminated as provided in this Section 10, the term of this Agreement shall be the lifetime of the Patent.

10.2 Termination by Licensee. At any time, Licensee may terminate its license for any county in the Territory upon thirty (30) days’ written notice to Licenser.

10.3 Termination by Licensor.

10.3.1 Licensor may terminate the license to Licensee for any county in the Territory if (1) Licensee fails to build and operate a Vessel in that county within eighteen (18) months of the License Date for that county, or (ii) after a Vessel has been put into commercial operation in a county, License ceases to operate any Vessel in that county for a period of three (3) consecutive months, unless despite the occurrence of 10.3.1 (i) or 10.3.1 (ii), after the time allotted in (i) or (ii) above, Licensee adheres to payments under Section 4.3 for the operation of each vessel at a 150 ton per day processing capacity.

10.3.2 Licensor may terminate the license to Licensee for a particular county in the Territory if (i) Licensor provided written notice to Licensee that Licensee is more than thirty (30) days past due in the payment of royalties related to the processing of solid waste in that particular county pursuant to Section 4.3 or Sublicense fee under 4.4 and (ii) Licensee has failed to pay such past due royalties within thirty (30) days of receipt of such notice from Licensor.

10.4 Effect of Early Termination,

10.4.1 In the event of the early termination of a license for a county in the Territory, Licensee shall (i) cease its use of the Patent in that county as of the date of such termination, (ii) shall either return all material of a technical nature to Licensor or transfer such material to another county in the Territory, and (iii) shall either destroy any Vessel in that county or transfer any such Vessel to another county in the Territory.

10.4.2 In the event of early termination of this Agreement, Licensee shall (i) cease all use of the Patent, (ii) return all material of a technical nature to Licensor, and (iii) destroy any Vessels.

10.4.3 In the event of early termination of a license for a county in the Territory or of this Agreement, no license fees shall be refunded and all royalties shall be paid through the last day of operation of each Vessel.

11. SALE OF THE PATENT

11.1 Right of First Refusal, In the event that Licensor receives a bona fide offer from a third party (“Bona Fide Offer”) to purchase the Patent, Licensor shall provide Licensee written notice of the Bonn Fide Offer within ten (10) days of receipt of such offer (“Notice of Offer”) and Licensor shall provide Licensee the right to purchase the Patent on the same terms as the Bona Fide Offer (“Right of First Refusal”). The Notice of Offer shall specify the terms of the Bonn Fide Offer, including but not limited to the purchase price. Licensee shall have thirty (30) days from the date Licensee receives the Notice of Offer to exercise the Right of First Refusal to purchase the Patent on the same terms as the Bona Fide Offer. In the event that Licensee exercises the Right of First Refusal, Licensee shall provide written notice to Licensor stating that it chooses to exercise the Right of First Refusal no later than thirty (30) days from the date Licensee receives the Notice of Offer. In the event that Licensee does not exercise the Right of First Refusal within thirty (30) days from the date Licensee receives the Notice of Offer, Licensor may sell the Patent to a third party on the same terms as the Bonn Fide Offer within thirty (30) days of the expiry of the Right of First Refusal. If’ Licensor does not sign an agreement for the sale of the Patent with a third party on the same terms as the Bona Fide Offer within sixty (60) days of the expiry of the Right of First Refusal, then any offer from a third party shall be subject to this Section 11.1.

11.1.1 Licensor agrees not to sell the Patent to any one of the following: (1) World Waste International and all affiliates, (2) Dr. Michael Eley, Don Mafley and Bio-Products International and alt affiliates.

11.2 Continuation of License. In the event that Licensor sells the Patent to a third party (“Purchaser”), in connection with the sale the Purchaser shall execute a written document acknowledging that its purchase of the Patent is subject to Licensee’s exclusive license to use the
Patent in the Territory. With the exception of Section 2.3, Purchaser shall assume all rights and obligations under this Agreement.

12. CLOSING

12.1 Date and Method of  Closing. The Parties to this agreement shall each execute the agreement and transmit same via facsimile. The Parties shall then countersign said facsimile and return to the other Party via facsimile,

12.2 Licensee shall transmit, via Company check, the following within 3 business days following the effective date stated on the top of page 1 of this Agreement:

a.) $25,000 as consideration for entering this Agreement pursuant to section 4.1.

b.) $12,500 License fee for Orange County, California pursuant to section 4.2.

12.3 Licensor shall deliver all patent information and/or know how relating to the invention of the patent, including, but not limited to, Vessel drawings, technical schematics etc. are to be transmitted to Licensee in a form to enable Licensee to filly assemble a Vessel under the licensed patent available to Licensor via express mail within 5 business days of Licensor’s receipt of payment reflected in 12.2 above.

13. ADDITIONAL PROVISIONS

13.1 Successors: Assignment. This Agreement shall be binning upon the parties hereto and their respective successors in interest. Licensee may neither assign this Agreement nor any of the respective rights or obligations Licensee hereto may be assigned, except upon the express written consent of the Licensor, which consent shall not be unreasonably withheld.

13.2 Non-Waiver of Breach. The failure of either party to enforce at any time or for any period of time the provision hereof in accordance with their terms will not be construed to be a waiver of such provision or of the right of such party thereafter to enforce each and every such provision.

13.3 Governing Law/Venue. This Agreement shall be construed in accordance with the laws of the United States of America and the State of Mississippi. The parties hereby consent to venue and personal jurisdiction the courts of Madison County, Mississippi.

13.4 Entire Agreement. This Agreement, including the Exhibits hereto, supersedes all prior agreements, oral or written, between the parties hereto relating to the subject matter covered herein and sets forth the entire agreement between the parties as to the subject matter hereof. Neither party shall be bound by any conditions, definitions, warranties, or representations with respect to the subject matter hereof, other than as expressly provided in this Agreement or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized representative of the party to be bound.

13.5 Notice, All notices, requests, demands and other communications shall be validly given if delivered in person, faxed, or forwarded by registered or certified mail addressed to the party’s address or facsimile number appearing hereinafter unless such party has notified the other party of a substitute address or facsimile number in writing to:

To Licensor:	Harold Crawford
MSW Patents, Inc
4502 Pine Lake Drive
Terry, Mississippi 39170
Facsimile: (509) 272-7900

With required copy to:	Lawrence B. Austin, Sr.
Attorney at Law
153 North Maple Street
Ridgeland, Mississippi 39157
Facsimile: (601) 853-9244

To Licensee:	Kenneth Frisbie
Full Circle Industries, Inc.
27368 Via Industria, Suite 113
Temecula, California 92590
Facsimile: (951) 719-1139

With required copy to:	Scott Menghini
Fitch, Even, Tabin & Flannery
9276 Scranton Road, Suite 250
San Diego, California 92121
Facsimile: (858) 552-0095

Notices delivered in person or sent via facsimile during normal business hours shall be deemed to be received on the same date. Notices forwarded by registered or certified mail shall be deemed to be delivered three (3) days after such notice was mailed.

13.6 Relationship. Licensee shall act in all respects as an independent licensee and shall do business at its own risk and for its own profit. Nothing in this Agreement shall constitute a partnership or agency relationship between Licensee and Licensor or authorize either party to make any representation on behalf of or in any way to bind the other party to any obligation of any kind, express or implied, to any third party, or to incur any liability on behalf of the other party, unless specifically authorized to do so in writing by the other party and in accordance with the conditions specified by the other party.

13.7 Titles. The titles of the Sections and Paragraphs of this Agreement are for convenience only and shall not be considered as being part of this Agreement nor used in interpretation thereof.

13.8 Government Regulations. The Licensee shall at its own expense comply with all laws, ordinances, rules, regulations and other requirements of the government of the Territory or any other country, state, municipality or other governmental authority, bureau, department, or agency thereof having jurisdiction pertaining to or in relation to any matter connected with or arising out of this Agreement.

13.9 Severability. If any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the other portions of this Agreement shall remain in full force and effect.

13.10 Acknowledgment Licensee acknowledges that it is not entering into this Agreement On the basis of any representations not expressly contained herein.

13.11 Force Majeure, No liability hereunder shall result to a Party by reason of delay in performance caused by force majeure, that is, circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, or shortage of or inability to obtain material as equipment.

13.12 Attorneys’ Fees. In the event of any action at law or in equity to enforce the provisions of this Agreement, the unsuccessful party shall pay to the other all costs and expenses incurred by the prevailing party, including reasonable attorney’s fees.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and year first written above.

MSW PATENTS, INC.		FULL CIRCLE INDUSTRIES, INC.
Signed:	/s/ H.L. Crawford	Signed:	/s/ Ken Frisbie
By:	Harold L. Crawford	By:	Ken Frisbie
Its:	President	Its:	CEO